EXHIBIT 31 (f)

CERTIFICATIONS

I, Barry W. Weiner, certify that:

1.	I have reviewed this Amendment No. 2 to the Annual Report on Form 10-K of Enzo Biochem, Inc.

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

3.	[Intentionally omitted]*

4.	[Intentionally omitted]*

5.	[Intentionally omitted]*

Date: December 11, 2009
	By:	/s/ Barry W. Weiner

Barry W. Weiner
President, Chief Financial Officer, Principal Accounting Officer, Treasurer and Director

*Paragraphs 3 through 5 are included in Exhibit 31(b) to the Annual Report on Form 10-K for the fiscal year ended July 31, 2009. Please see Note 16 to the exhibits.